Vuance Ltd.

A Proxy pursuant to the Companies Regulations (Voting in Writing and Position Notices), 5766-2005

Part 2

Name of company:	Vuance Ltd.
Mailing address:	Ha’Sharon Industrial Park, P.O.B. 5039, Qadima 60920, Israel
Company’s registry number:	52-004407-4
Date of general meeting:	August 17, 2008
Type of general meeting:	Annual
Record Date:	July 16, 2008

Shareholder’s details
Name:
ID number:
If the shareholder is not an Israeli citizen:
Passport number:
Date of issuance of passport:
Date of expiration of passport:
If the shareholder is a corporation:
Registry number:
Incorporation state:

Manner of Vote

Resolution Number	Vote [1]			For Resolution No. 4, the matter of reelection of external director (section 239(b) of the Companies Law) - are you a controlling shareholder?[2]
	For	Against	Abstain	No	Yes*
1
2
3
4
5

Date	Signature

* Please elaborate on the next page
1 If this section will not be signed, you will be deemed as if you have signed "Abstained".
2 A shareholder who will not fill in this column, or who will mark "Yes" and not elaborate, his vote will not be counted.

Shareholders holding shares through a Stock Exchange Member (חבר בורסה) (according to section 177(1) of the Companies Law) - this proxy will be valid only if an ownership authorization is attached, except when the voting is via the Internet.

Shareholders registered in the Shareholders Registry - the proxy will be valid if a copy of ID/Passport/Certificate of Incorporation is attached.

Additional Details
For the matter of Resolution No. 4, reelection of external director (section 239(b) of the Companies Law) - following are details concerning my being a controlling shareholder: